Exhibit 99.2


                                                             PRESS RELEASE DATED
                                                                    MAY 29, 1998




                                                    Riviera Holdings Corporation
NEWS                                              2901 Las Vegas Boulevard South
BULLETIN                                                     Las Vegas, NV 89109

FROM:
         FRB                                 Investor Relations:  (800) 362-1460
                                                            Fax:  (702) 794-9442
                                                          Hotel:  (702) 734-5110
                                                             TRADED:  AMEX - RIV
--------------------------------------------------------------------------------



The Financial Relations Board, Inc.

FOR FURTHER INFORMATION

AT THE COMPANY:                                AT FINANCIAL RELATIONS BOARD:
Duane Krohn, Treasurer and CFO                 Kristi Larson (analysts)
(702) 794-9527                                 Don Markley (general information)
                                               (415) 986-1591
John Wishon, Secretary and
General Counsel
(702) 794-9504

FOR IMMEDIATE RELEASE:
FRIDAY, MAY 29, 1998

              RIVIERA ANNOUNCES ISSUANCE OF CONTINGENT VALUE RIGHTS

LAS VEGAS, N.V. - May 29 1998 - Riviera Holdings Corporation (AMEX:RIV) announced today that Riviera and R&E Gaming Corp., a private entity controlled by Allen E. Paulson, have amended the Escrow Agreement, which was executed in connection with the Merger Agreement between such parties, to provide that the approximately $5.2 million letter of credit, which is scheduled to expire on June 10, 1998, will be extended until May 1, 1999 (with provision for subsequent extensions, if necessary). The letter of credit is being held in escrow along with cash, which together have aggregate value of approximately $5.8 million. Riviera, Paulson, R&E Gaming and others are currently in litigation in the United States District Court for the Central District of California as a result of a termination of such Merger Agreement.

         Such Merger and Escrow Agreements contemplate that the Riviera stockholders (other than Paulson, Morgens Waterfall, SunAmerica and Keyport
Life) would participate in the Escrow if R&E Gaming breached its obligations under the Merger Agreement. In order to accomplish such objective, contingent value rights ("CVR's") issuable to the record holders of Riviera's common stock, on a one-for-one basis, as of the close of business on May 1, 1998 (excluding Paulson, Morgens Waterfall, SunAmerica and Keyport Life) will be distributed in the near future. Approximately 1,770,000 CVRs will participate in the pro rata distribution of the escrow if Riviera is successful in its litigation with R&E Gaming. If R&E Gaming is successful, the letter of credit and the other amounts in escrow will be returned to R&E Gaming. There can be no assurance as to the outcome of such litigation. The Company expects the CVRs will trade in the over-the-counter market. The CVRs will trade separately from the Riviera common stock which is listed on the American Stock Exchange under the symbol RIV.

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip, operates the Four Queens Hotel/Casino in downtown Las Vegas and is developing a casino in Black Hawk, Colorado.

         For more information on Riviera, dial 1-800-PRO-INFO, code RIV.